Exhibit 99.1

FERRO REFINANCES DEBT AND EXPANDS CAPACITY TO

$1 BILLION TO ENHANCE CAPITAL STRUCTURE

AND FINANCE GROWTH STRATEGY

CLEVELAND, OH – February 14, 2017 – Ferro Corporation (NYSE: FOE, the “Company”), announced today that it has successfully closed on a new $625 million senior-secured term-loan facility and a new $400 million senior-secured revolving credit facility. The Company will use the proceeds of the new term-loan facility primarily to repay outstanding balances on the Company’s prior facility. The new revolving credit line will be undrawn at close.

The refinancing attracted significant interest in the lending community, allowing the Company to secure attractive pricing while extending the debt maturity.

The new debt facility comprises the following:

1)	$357.5 million, drawn term loan, maturing 2024

Interest rate of LIBOR + 250 bps

2)	€250 million, drawn term loan, maturing 2024

Interest rate of EURIBOR + 275 bps

3)	$400 million, undrawn revolving credit line, maturing 2022

Initial interest rate of LIBOR + 225 bps

“We are very pleased with the strong demonstration of support from our finance partners. In addition to providing a more cost-effective and flexible capital structure, this new credit facility increases our operating flexibility and supports our growth strategy,” said Peter Thomas, Ferro’s Chairman, President and CEO.

Deutsche Bank Securities Inc. and PNC acted as joint lead arrangers on the $1.0 billion in debt facilities.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global functional coatings and color solutions company that supplies technology-based performance materials, including glass-based coatings, pigments and colors, and polishing materials. Ferro products are sold into the building and construction, automotive, appliances, electronics, household furnishings, and industrial products markets. Headquartered in Mayfield Heights, Ohio, the Company has approximately 5,125 employees globally and reported 2015 sales of $1.1 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks, and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following:

•	Ferro’s ability to complete acquisitions, effectively integrate the businesses and achieve the expected synergies (including the Cappelle Pigments, ESL, Delta, Pinturas Benicarló, Ferer, and Al Salomi transactions), as well as the acquisitions being accretive and Ferro achieving the expected returns on invested capital;

•	Ferro’s ability to successfully implement and/or administer its optimization initiatives, including its restructuring programs, and to produce the desired results;

•	demand in the industries into which Ferro sells its products may be unpredictable, cyclical, or heavily influenced by consumer spending;

•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	currency conversion rates and economic, social, political, and regulatory conditions around the world;

•	Ferro’s ability to successfully introduce new products or enter into new growth markets;

•	the impact of interruption, damage to, failure, or compromise of the Company’s information systems;

•	restrictive covenants in the Company’s credit facilities could affect its strategic initiatives and liquidity;

•	Ferro’s ability to access capital markets, borrowings, or financial transactions;

•	the availability of reliable sources of energy and raw materials at a reasonable cost;

•	increasingly aggressive domestic and foreign governmental regulations on hazardous materials and regulations affecting health, safety and the environment;

•	sale of products into highly regulated industries;

•	limited or no redundancy for certain of the Company’s manufacturing facilities and possible interruption of operations at those facilities;

•	competitive factors, including intense price competition;

•	Ferro’s ability to protect its intellectual property or to successfully resolve claims of infringement brought against it;

•	the impact of operating hazards and investments made in order to meet stringent environmental, health and safety regulations;

•	management of Ferro’s general and administrative expenses;

•	Ferro’s multi-jurisdictional tax structure and its ability to reduce its effective tax rate, including the impact of the Company’s performance on its ability to utilize significant deferred tax assets;

•	the effectiveness of strategies to increase Ferro’s return on invested capital, and the short-term impact that acquisitions may have on return on invested capital;

•	stringent labor and employment laws and relationships with the Company’s employees;

•	the impact of requirements to fund employee benefit costs, especially post-retirement costs;

•	implementation of new business processes and information systems, including the outsourcing of functions to third parties;

•	risks associated with the manufacture and sale of material into industries making products for sensitive applications;

•	exposure to lawsuits in the normal course of business;

•	risks and uncertainties associated with intangible assets;

•	Ferro’s borrowing costs could be affected adversely by interest rate increases;

•	liens on the Company’s assets by its lenders affect its ability to dispose of property and businesses;

•	Ferro may not pay dividends on its common stock in the foreseeable future;

•	amount and timing of any repurchase of Ferro’s common stock; and

•	other factors affecting the Company’s business that are beyond its control, including disasters, accidents and governmental actions.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information, or circumstances that arise after the date of this release. Additional information regarding these risks can be found in our Annual Report on Form 10-K for the period ended December 31, 2015.

Contacts:

Investor Contact:

Kevin Cornelius Grant, 216-875-5451

Manager, Investor Relations

kevincornelius.grant@ferro.com

or

Media Contact:

Mary Abood, 216-875-5401

Director, Corporate Communications

mary.abood@ferro.com